Microlin Bio Inc.

Université Laval

Press release

For immediate release

Microlin Bio Signs Exclusive License and Research Agreement with Université Laval to Develop microRNA-Based Treatments for Alzheimer’s Disease

New York, NY and Québec, QC, February 8th, 2016 /GLOBE NEWSWIRE/ -- Microlin Bio, Inc. (Microlin) and Université Laval, today announced that they have entered into an exclusive license and research agreement through which, Microlin and Université Laval will jointly develop microRNA-based treatments for Alzheimer’s Diseases (AD). The program will be led by Université Laval Professor of Neuroscience Sébastien Hébert, a renowned expert in the use of microRNA to treat AD. Microlin will hold the exclusive worldwide license for the development and the commercialization of novel molecules and methods against certain microRNAs found to play a role in AD.

Dr. Hébert, professor at Université Laval’s Faculty of Medicine and researcher at the CHU de Québec Research Centre (chercheur au Centre de recherché du CHU de Québec-Université Laval) has demonstrated that specific microRNAs can restore AD-like pathologies and memory impairments in mice.

Microlin's CEO and Chairman, Joseph Hernandez, said, "This agreement represents a significant milestone for the Company and greatly enhances our pipeline. The technology we are licensing has the potential to lead to a novel AD treatment and bring relief to the millions of patients suffering from this debilitating disease. The collaboration is in line with our strategy to in-license and develop highly promising microRNA-based technologies with the potential to change the paradigm of medicine. Moreover, it leverages our deep microRNA expertise and expands our current efforts, including those in oncology. We believe that this pioneering science is synergistic with our current portfolio and compatible with Microlin's product development capabilities."

Edwin Bourget, Université Laval’s Vice-President for research and Innovation, said, "We are pleased to be collaborating with Microlin and believe that it is the right partner to further develop this novel therapeutic approach into a clinical application for AD patients. In his pioneering research, Dr. Hébert has exhibited improvement in memory in AD models using microRNA-targeted therapies. We are certain that Microlin will contribute significantly to the development of this technology and advance its clinical application.”

About Alzheimer’s Disease (AD)

AD is a type of dementia that causes problems with memory, thinking and behavior. Symptoms usually develop slowly and get worse over time, becoming severe enough to interfere with daily tasks. AD is by far the most common cause of dementia in the United States and in most countries in the world. In most people with Alzheimer’s, symptoms first appear in their mid-60s. Experts suggest that more than 5 million Americans have AD. Unless the disease can be effectively treated or prevented, the number of people with AD will increase significantly as the U.S. population ages.

About microRNA

MicroRNAs are recently discovered naturally occurring RNA molecules (composed of 19 to 25 nucleotides) that do not encode proteins but instead regulate gene expression and various biological pathways. The improper balance of microRNAs is linked to many human disorders, including cancer and neurodegenerative diseases. As such, replacement or inhibition of deregulated microRNAs may act as a potent means to treat cancers and neurodegenerative disease, including AD.

1

About Université Laval

Université Laval, located in the world heritage city of Québec, is the first French-language university in North America. One of Canada’s top research universities, it is ranked 6th among the country’s institutions of higher learning, with a research budget of over $325 million last year. Université Laval boasts over 3,200 professors, lecturers, and teaching staff who share their knowledge with some 48,000 students, including 25% at the graduate level. In 2014, it was ranked first in Canada and ninth in the world for sustainable development out of 300 STARS-accredited institutions.

About CHU de Québec-Université Laval

CHU de Québec- Université Laval is the most important academic health care institution in the province of Québec and one of the biggest in Canada. The CHU de Québec-Université Laval offers general and specialized care, but mostly ultra-specialized care throughout Eastern Quebec, which represents nearly two million persons. In partnership with Université Laval and focused on the future, the CHU de Québec-Université Laval also has core missions in teaching, in research in many fields of excellence and in the evaluation of health technologies and professional practices. In order to accomplish those missions, CHU de Québec counts 13,000 employees, 1,500 doctors, dentists and pharmacists, 317 chercheurs réguliers et associés, 192 chercheurs affiliées et 680 bénévolesesearchers. For more information, visit www2.chudequebec.ca.

About Microlin Bio, Inc. (Microlin)

Microlin Bio, Inc. is a development stage biotechnology company focused on the development of microRNA-based therapeutics in cancer and neurodegenerative disease, including AD. For more information, please visit www.microlinbio.com

Microlin Bio Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Microlin Bio’s business and Microlin Bio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Sources:

The Ruth Group

Lee Roth (investors)

646 536-7012

lroth@theruthgroup.com

Andrée-Anne Stewart

Relations médias

Direction des communications

Université Laval

418 656-3952

Andree-anne.stewart@dc.ulaval.ca

Pascale St-Pierre

Relations médias

Direction des communications

CHU de Québec-Université Laval

418 525-4387

Pascale.st-pierre@chuq.qc.ca

2